Exhibit 99.1

Jaguar Health Compliant with Nasdaq Bid Price Rule

JAGX’s securities continue to be listed and traded on Nasdaq

SAN FRANCISCO, CA / May 27, 2026 / Jaguar Health, Inc. (NASDAQ: JAGX) (“Jaguar” or the “Company”) today announced that on May 26, 2026, the Company received formal notice from The Nasdaq Stock Market LLC (“Nasdaq”) that Jaguar has regained compliance with Nasdaq Listing Rule 5550(a)(2) (the “Bid Price Rule”).

“We are very happy that Jaguar has regained compliance with the Nasdaq listing criteria. We consider our Nasdaq listing an asset of the Company,” said Lisa Conte, Jaguar’s president and CEO. “As we were pleased to report on May 20, 2026, Jaguar’s net revenue increased 816% in Q1 2026 versus Q1 2025, and increased 527% in Q1 2026 over the previous quarter, Q4 2025, buoyed by the US out-license agreement we executed with Future Pak for Mytesi and Canalevia-CA1 this past January. We continue to sharply focus on our pivotal-stage development program for our novel proprietary powder-for-oral-solution formulation of crofelemer for rare intestinal failure indications, targeting an NDA in mid-2027, and on identifying a development and commercialization partner for this program.”

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements.” In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “aim,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements in this release are only predictions. Jaguar has based these forward-looking statements largely on its current expectations and projections about future events. These forward-looking statements speak only as of the date of this release and are subject to several risks, uncertainties, and assumptions, some of which cannot be predicted or quantified and some of which are beyond Jaguar’s control. Except as required by applicable law, Jaguar does not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

Source: Jaguar Health, Inc.

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